Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report (which contains an explanatory paragraph relating to BioPharmX Corporation’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated April 26, 2018, relating to the consolidated financial statements of BioPharmX Corporation, which appears on Form 10-K of BioPharmX Corporation for the year ended January 31, 2018. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ BPM LLP
San Jose, California
January 31, 2019